Exhibit 10.1

Schedule of Retention Plan Awards to Named Executive Officers

The following cash payments will be made to GTC’s named executive officers under the GTC Biotherapeutics 2008 Retention Incentive Plan after March 31, 2010 or upon earlier termination of their employment by GTC.

Named Executive Officer	Retention Payment to be made after March 31, 2010
Geoffrey F. Cox	$94,000
John B. Green	$44,000
Harry M. Meade	$44,000
Richard Scotland	$44,000
Daniel S. Woloshen	$44,000